Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mobile-Health Network Solutions

We hereby consent to the inclusion in this Form 20-F of Mobile-Health Network Solutions (the “Company”), to be filed on or about October 23, 2024, of our report dated October 27, 2023 and March 6, 2024, with respect to our audit of the Company’s consolidated financial statements as of June 30, 2023, and 2022 and for the years then ended.

Rowland Heights, California

October 23, 2024